FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS THIRD QUARTER 2010 RESULTS

CRANBURY, New Jersey – (Nov 2, 2010) – Innophos Holdings, Inc. (NASDAQ:  “IPHS”), a leading Specialty Phosphates producer in North America, today announced its financial results for the third quarter 2010.

Third Quarter Results

•         Net sales for the third quarter 2010 were $169 million, a 4% increase over third quarter 2009 on 13% volume growth, despite weather-related shipping delays affecting Mexico at the end of the quarter.

•         Specialty Phosphates third quarter 2010 sales of $160 million increased 4% versus last year with volumes up 17%.  Prices were level with the second quarter, but 13% lower than year ago levels.

•         GTSP & Other sales (primarily fertilizer in Mexico) at $9 million for the quarter were particularly affected by weather conditions, with a $9 million shipment delayed into the fourth quarter.  Despite volumes over 50% below third quarter 2009, continued higher prices resulted in revenues 3% higher than a year ago.

•         Net loss for the third quarter 2010 was $2.1 million after including the effect of previously announced charges of $11.7 million ($0.53 per share) for future claims regarding Mexican water duties and $7.1 million ($0.32 per share) for call premiums and accelerated deferred financing charges related to the recently announced refinancing that is expected to reduce annual consolidated net interest expense by approximately $11.5 million.  Excluding these charges, net income would have been $16.7 million.  Net income for the third quarter 2009 was $15.1 million.

•         Diluted EPS for the third quarter 2010 was a loss of $0.10.  Excluding the charges mentioned above, EPS would have been $0.75.  EPS was $0.69 for the third quarter 2009.  A fully diluted share count of 22,340,951 was used to calculate the per share effects on the charges noted above.

Randy Gress, CEO of Innophos, commented on the results, “Year over year, volumes were up 17% for Specialty Phosphates in the quarter, and demand, particularly for higher-value products, remains strong. Our business in the US/Canada continues to perform very well, and I am pleased with the results being achieved through our increased focus in our core food and beverage end markets.

“In Mexico, we made continued progress upgrading the business to a more specialty orientation, and we saw a further sequential improvement in specialty salts and food grade acid sales.  However, this progress was offset in the quarter by some further detergent reformulation that reduced STPP sales and by weather related delays, especially in STPP and our fertilizer co-product, GTSP.

“We have seen a marked increase in recent quarters in customer product development activity incorporating Innophos Specialty Phosphates.  Most significant is the use of our patented Cal-Rise® in various customer product launches, including baking powders, cake mixes and a new range of pancake mixes positioned on a “heart-healthy” platform.  Innophos ingredients are critical in enabling our food customers to achieve their “front-of–pack” health claims. Further customer product launches are in the pipeline for Q4 and early 2011 across a variety of bakery products, as the food industry continues to respond to the need to reduce sodium levels in consumer packaged goods.

“Finally, with market prices for raw materials now expected to strengthen further, we are making efforts to offset the cost effects, including announcing to customers two further price increases with effect from early in the fourth quarter and from the beginning of 2011.”

Segment Results 3Q 2010 Versus 3Q 2009

Specialty Phosphates

Specialty Phosphate sales revenue was up 4% year over year with volumes up 17%, but pricing was 13% below the third quarter 2009 level, a period when selling prices were declining from peak levels reached in early 2009.  US/Canada revenue improved sequentially, but Mexico was lower and, as a result, overall Specialty Phosphate sales were down 1% compared to the second quarter. Despite lower selling prices, operating income was up $1 million year over year, and operating income margin was flat with the second quarter 2010 and year over year at 19% of sales.

US/Canada

US/Canada Specialty Phosphates continued to perform strongly, with growth in all major product groups. Recovery in sales to industrial applications continued, and the Company achieved ongoing success in the food and beverage markets partly as a result of several growth initiatives particularly focused on calcium phosphates. Volumes increased 13% over third quarter 2009, with the unfavorable price comparison to 2009 resulting in flat sales revenue year over year.  On a sequential basis, volumes were up 3% with prices level with the second quarter.

Third quarter 2010 operating income, at $28 million, was up $1 million both sequentially and year over year, and operating margins at 22% of sales were flat with second quarter 2010 levels as expected and slightly ahead of the third quarter 2009.

Mexico

The Specialty Phosphates business in Mexico continued to show significant improvement year over year. Volumes increased 36% compared to the third quarter 2009, which more than offset lower prices to deliver sales growth of 28%.  Year over year sales growth was achieved across all product groups with specialty salts performing particularly strongly. On a sequential basis versus second quarter 2010, specialty salts and food grade acid sales continued to improve; however, STPP and detergent grade acid sales were affected by further reformulation at major multinational customers in South American markets. The reformulation effect, together with unfavorable, partly weather-related order patterns, resulted in overall Mexico Specialty Phosphate sales being 15% lower than the second quarter 2010.

Third quarter 2010 operating income, at $2 million, was down $2 million sequentially and down $1 million compared to the third quarter 2009.

GTSP & Other

GTSP & Other sales (primarily fertilizer co-product) were flat versus the third quarter 2009.  Severe weather conditions in Mexico affecting transportation infrastructure delayed $9 million of sales into the fourth quarter, but 57% higher pricing versus year ago levels offset lower volumes.

GTSP & Other sustained an operating loss of $20 million due to a $20 million charge for recognizing a potential liability for additional prior period water duties in the third quarter 2010 compared to a loss of $1 million in the third quarter 2009.

Recent Trends and Outlook

Strong year over year Specialty Phosphate volume growth continued as all key markets performed well. In addition to strong domestic demand, continued success in developing new markets resulted in significantly higher export volumes with year to date export revenue representing 17% of total Specialty Phosphate revenue, up from 12% in 2009. The Company expects this favorable demand environment to continue. In support of the continued success of several growth initiatives, including working with food and beverage customers on opportunities to reduce the sodium content in consumer products, Innophos is investing in several debottlenecking investments designed to strengthen the Company’s capability and increase available capacity for the potassium and calcium phosphate product ranges in 2011. Ongoing volume strength is expected to offset the typical seasonal pattern of a lower fourth quarter, resulting in expected fourth quarter net sales growth for Specialty Phosphates of approximately 10% on a year over year basis.

GTSP volume is expected to show a strong recovery in the fourth quarter, and overall sales revenue in the second half of 2010 for GTSP & Other is expected to exceed the first half due to higher selling prices.

In earlier 2010 disclosures, management indicated that margins from the second quarter 2010 on were advantaged to market based raw material costs, resulting from the lagged nature of pricing clauses in the Company’s purchasing contracts. Previously, Innophos had indicated an expected $5 million per quarter increase in cost of goods sold from second quarter 2011 as contract raw material prices caught up to then expected market levels.

Since this estimate was made, strong demand conditions in phosphate fertilizer markets have continued to push up market prices for key raw materials. Sulfur prices are now expected to increase significantly in the 2010 fourth quarter, and phosphate rock prices are also reported to be increasing. If these higher raw material market prices are sustained in 2011, management now anticipates the quarterly increase in raw material purchase costs by the second quarter of 2011 will be $5-10 million higher than anticipated previously. In response, the Company has announced to customers two further price increases now scheduled to become effective early in the fourth quarter and at the beginning of 2011. The Company’s target is to offset fully the additional raw material inflation and maintain the gross profit impact at no more than the $5 million per quarter previously indicated, with full effect from the second quarter 2011.

The Company expects some impact on fourth quarter 2010 margins from higher raw material prices, as well as approximately $1 million of additional logistics cost in Mexico as the Company implements contingency plans to manage weather-related disruption to normal transportation arrangements. Initial benefits from higher prices should partially offset these costs, but marginally lower operating income margins are nevertheless expected for Specialty Phosphates.

The Company continues to make progress in finalizing ongoing phosphate rock sourcing arrangements following its termination of the previous sole-source contract effective September 2010. Rock sourcing in 2010 has included full shipload quantities from five different sources, with the majority of 2011 supply expected to be met from three of the five 2010 suppliers.  Going forward, further new sources will continue to be developed as well.

Capital expenditure expectations for 2010 remain in the $30 to $35 million range, although now more likely at the lower end of the range. Investment continues to be focused on debottlenecking US / Canada and Mexico specialty salts facilities and also on enhancing Mexico’s capability to process multiple grades of rock consistent with the Company’s supply chain diversification strategy. In addition, limited investment continues in order to evaluate Innophos’ Mexican phosphate rock concessions.  The Company is also continuing to invest in its ERP project, with management anticipating an implementation in the first half of 2011.

Net debt improved moderately to $115 million at the end of the third quarter, despite call premiums and bank fees related to redeeming the Senior Subordinated Notes due 2014 and implementing a new senior credit facility, and higher working capital partly resulting from shipping delays in Mexico.  Increased cash flow generation is expected for the fourth quarter and into 2011.  As a result of the lower cost financing structure implemented in September 2010, management anticipates a quarterly interest charge, based on September 2010 debt levels, of approximately $1.8 million beginning with the fourth quarter 2010.  The Company’s available financial resources allow management to continue with previously stated objectives of maintaining the dividend and pursuing several “bolt-on” acquisition projects.

About Innophos Holdings, Inc.

Innophos is a leading North American producer of Specialty Phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical, oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). For more information please see www.innophos.com. ’IPHS-E’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.	Breakstone Group
Investor Relations: (609) 366-1299 investor.relations@innophos.com	Maura Gedid 646-452-2335

Conference Call Details

The conference call is scheduled for Wednesday, November 3, 2010 at 10:00 am ET and can be accessed by dialing 888-713-4205 (U.S.) or 617-213-4862 (international) and entering passcode 66879460.  Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.  A replay will be available between 1:00 pm ET on November 3 and 1:00 pm ET on November 17, 2010.  The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 59907959.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon first-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Third Quarter

Segment Reporting – Third Quarter

The Company reports its operations in three segments – Specialty Phosphates -  US/Canada, Specialty Phosphates - Mexico and GTSP & Other.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

Price / Volume – Third Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume.  The current quarter dollar variance is derived from the current quarter year to date dollar variance less the previous quarter year to date dollar variance.  The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change.  Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended September 30, 2010 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of price and volume changes upon revenue:

Summary Cash Flow Statement

Summary Balance Sheets

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP.  The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.